U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d)

of the Securities Exchange Act Of 1934

May 9, 2007

(Date of Report—Date of Earliest Event Reported)

CACI International Inc

(Exact name of registrant as specified in its Charter)

Delaware	001-31400	54-1345899
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1100 N. Glebe Road

Arlington, Virginia 22201

(Address of Principal executive offices)(ZIP code)

(703) 841-7800

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.    ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On May 9, 2007, CACI International Inc received the required consents from its senior secured lenders to amend its senior secured credit agreement to provide CACI with additional flexibility with respect to certain restricted payments and hedging transactions. The amendment, which contains waivers sufficient to permit CACI to initiate the offering described in Item 8.01 of this Form 8-K, is otherwise generally effective upon issuance of the convertible notes due 2014 described in Item 8.01, and, among other provisions, permits the issuance of the convertible notes, the repurchase in the marketplace by CACI of shares of its common stock, and the commencement or unwinding by the parties thereto of the hedge and warrant transactions noted in the press release filed herewith. A copy of the amendment is attached hereto as Exhibit 10.1 and is incorporated by reference.

ITEM 8.01.    OTHER EVENTS.

In a press release dated May 9, 2007, CACI International Inc announced its intention to offer convertible senior subordinated notes in a private offering, subject to market conditions and other factors. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated by reference.

In a press release dated May 11, 2007, CACI International Inc announced the pricing terms of the convertible senior subordinated notes. The transaction is expected to close May 16, 2007, subject to customary closing conditions. A copy of the press release is attached hereto as Exhibit 99.2 and is incorporated by reference. These press releases were issued in reliance upon Rule 135c under the Securities Act of 1933, as amended, and are being filed in accordance with the provisions of that Rule.

ITEM 9.01:    FINANCIAL STATEMENTS AND EXHIBITS.

(d)	Exhibits.

Exhibit 10.1	Second Amendment, dated May 9, 2007, to the Credit Agreement dated as of May 3, 2004 among CACI International Inc, the guarantors identified therein, the lenders identified therein, and Bank of America, N.A., as Administrative Agent.
Exhibit 99.1	Press release dated May 9, 2007 announcing commencement of a private offering of $270 million of convertible senior subordinated notes due 2014.
Exhibit 99.2	Press release dated May 11, 2007 announcing pricing terms of the private offering of $270 million of convertible senior subordinated notes due 2014.

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CACI International Inc
Registrant

By:	/s/ Arnold D. Morse
Arnold D. Morse Senior Vice President, Chief Legal Officer and Secretary